EXHIBIT 99.1


LEXINGTON, Ky.--(BUSINESS WIRE)--Blugrass Energy Inc. (OTCBB:BLUG - News) of Lexington, Kentucky has signed a Letter of Intent with a private company based in New York City to do a private placement in the amount of $1.5 million dollars of common stock of BLUG.

The private company, under the terms of the Letter of Intent, has agreed to acquire up to 3,000, 000 shares of common stock at 50 cents per share. The shares will be unregistered. The transaction is anticipated to close prior to July 10, 2009.

BLUG intends to use the funds to pay for its Eastern Kentucky leases, commence development on the Eastern Kentucky leases, meet its onging obligations under the Bullseye Joint Venture and for general corporate purposes.

ABOUT BLUGRASS

Blugrass Energy Inc. is a junior oil and gas company. Its base of operations is located in Lexington, Kentucky. Blugrass trades on the Over the Counter Market under the symbol BLUG. The goal of BLUG is to grow through internally generated and developed projects, participation with industry partners in oil and gas exploration and in targeted joint ventures.

SAFE HARBOR STATEMENT

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Blugrass Energy, Inc. (Blugrass) may differ materially from these statements due to a number of factors. Important factors relating to the Company's operations could cause results to differ materially from those in forward-looking statements and are further detailed in filings with the Securities and Exchange Commission (SEC) available at the SEC website (http://www.sec.gov). All forward-looking statements are based on information available to Blugrass and Blugrass assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

Contact:

Blugrass Energy Inc.
Leslie Schaefer, 859-552-6036